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                                                                      Exhibit 99

                   WINTHROP PARTNERS 81 LIMITED PARTNERSHIP
                        FORM 10-QSB SEPTEMBER 30, 1997

Supplementary Information Required Pursuant to Section 9.4 of the Partnership Agreement

        1. Statement of Cash Available for Distribution for the three months ended September 30, 1997:

             Net loss                                                 $  (9,000)
             Add:    Depreciation charged to income not
                     affecting cash available for distribution           12,000
                     Minimum lease payments received, net of interest
                     income earned, on leases accounted for under the
                     financing method                                     9,000
             Less:   Other noncash item                                  (7,000)
                     Cash to reserves                                    (5,000)
                                                                      ---------
                     Cash Available for Distribution                   $      0
                                                                      =========
        2. Fees and other compensation paid or accrued by the Partnership to the General Partners, or their affiliates, during the three months ended September 30, 1997:

        Entity Receiving                   Form of
          Compensation                   Compensation                  Amount
        ----------------                 ------------                  ------

        Winthrop
        Management                  Property Management Fees         $      371

        WFC Realty Co., Inc.        Interest in Cash Available
        (Initial Limited Partner)   for Distribution                 $       -


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